Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Announces Fourth Quarter 2021 Financial Results

Stable quarter-over-quarter operating results; Cash position remains strong

Seattle, WA – March 10, 2022 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the fourth quarter of 2021. Revenue was $9.1 million, a decrease of $1.6 million or 15% from third quarter 2021. Fourth quarter operating expenses were $2.2 million and loss from operations was $0.9 million, both of which were in-line with third quarter results. Year-end cash totaled $40.1 million, an increase of $27.1 million from December 31, 2020.

“While our top-line results were disappointing, they were not entirely unexpected given the ongoing supply chain disruptions and halting pandemic recovery challenges faced by our customers. Continued expense management mitigated the impact such that the loss from operations was flat quarter-over-quarter,” said Ralph C. Derrickson, President and CEO of Bsquare.

Adds Derrickson: “Going forward, our focus is revenue growth. We are ratcheting up sales and marketing spend in support of the products we announced in Q4 2021. Our new offerings create the opportunity to attract new customers, expand business with existing customers, and go to market with products that can create multi-year, recurring revenue streams.”

Fourth Quarter 2021 Compared to Third Quarter 2021

•	Revenue for the quarter was $9.1 million, a decrease of $1.6 million or 15% from the third quarter of 2021, driven primarily by quarter-over-quarter declines in the Partner Solutions segment.
•

Partner Solutions gross margin rate for the quarter was 14%, an increase from the third quarter of 2021, with customer and product mix causing the fluctuation. Edge to Cloud gross margin rate for the quarter was 14%, a decrease from the third quarter of 2021, as a relatively stable cost base was incurred against lower quarterly revenue.

•	Total operating expenses for the quarter were $2.2 million, flat compared to the third quarter of 2021.
•

Loss from operations for the quarter was $0.9 million, in-line with the third quarter of 2021. Net loss for the quarter was $0.8 million, or $0.04 per diluted share, compared to a net loss of $0.9 million, or $0.05 per diluted share, in the third quarter of 2021.

•

Cash, cash equivalents and restricted cash totaled $40.1 million on December 31, 2021, a decrease of $1.3 million from September 30, 2021, and an increase of $27.1 million from December 31, 2020. The year-over-year increase was driven by the sale of 6.9 million shares of the Company’s common stock partially offset by cash used for operations.

The following table provides details regarding our financial results for the fourth quarter of 2021 (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	December 31, 2021	September 30, 2021	Quarter-over-Quarter Change	December 31, 2020	Year-over-Year Change
Revenue:
Partner Solutions	$8,123	$9,638	$(1,515)	$9,097	$(974)
Edge to Cloud	955	1,008	(53)	1,974	(1,019)
Total revenue	9,078	10,646	(1,568)	11,071	(1,993)
Total gross profit	$1,302	$1,328	$(26)	$2,205	$(903)
Gross margin (1):
Partner Solutions	14%	12%	2	16%	(2)
Edge to Cloud	14%	18%	(4)	39%	(25)
Total gross margin	14%	12%	2	20%	(6)
Total operating expenses	$2,157	$2,194	$(37)	$2,407	$(250)
Net loss	$(780)	$(895)	$115	$(206)	$(574)
Net loss per diluted share	$(0.04)	$(0.05)	$0.01	$(0.02)	$(0.02)
Cash, cash equivalents and restricted cash	$40,086	$41,367	$(1,281)	$12,960	$27,126

Notes:

(1)	Quarter-over-quarter and year-over-year changes represent percentage point change.

Fourth Quarter 2021 Compared to Fourth Quarter 2020

•	Total revenue decreased $2.0 million for the comparative period driven in equal part by the Partner Solutions and Edge to Cloud segments.
•	Total gross profit decreased $0.9 million for the comparative period driven by both lower revenue and rate deterioration.
•	Total operating expenses decreased $0.3 million for the comparative period due primarily to reduced personnel costs.
•

Net loss for the current quarter was $0.8 million, or $0.04 per diluted share, compared to a net loss of $0.2 million or $0.02 per diluted share in the fourth quarter of 2020, a decrease of $0.6 million or $0.02 per diluted share.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Conference Call

Management will host a conference call today, March 10, 2022, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-855-327-6837 or 1-631-891-4304 for international callers, and reference “Bsquare Corporation Fourth Quarter 2021 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 10018304. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About Bsquare Corporation

Bsquare helps companies build connected products that participate intelligently in their own security, deployment, operation, and management, allowing our customers to realize the full potential of a connected world. We have extensive experience designing with Windows, Linux, Android, and other embedded operating systems and now operate IoT networks ranging in size from 50,000 to more than 1 million devices for our customers. Our technology is powering devices that help people be productive, enhance quality of life, and preserve the resources of our planet. Bsquare serves a global customer base from offices in Seattle, WA, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "continue," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, express or implied statements we make regarding the stability of our business, expected improvements to our IoT and software offerings, expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; the ongoing impact of COVID-19 on our business and on our customers and vendors; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare and Investor Contact:
Christopher Wheaton, Chief Financial and Operating Officer
Bsquare Corporation
+1 425.519.5900
investorrelations@bsquare.com

Bsquare and the Bsquare Logo are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$39,529	$12,623
Restricted cash	557	337
Accounts receivable, net of allowance for doubtful accounts of $50 and $50 on December 31, 2021 and December 31, 2020, respectively	4,914	6,177
Prepaid expenses and other current assets	364	409
Contract assets	46	456
Total current assets	45,410	20,002
Property and equipment, net of accumulated depreciation	726	322
Deferred tax assets	—	7
Intangible assets, net	—	71
Right-of-use lease assets, net	1,598	1,853
Other non-current assets	24	27
Total assets	$47,758	$22,282
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$4,628	$6,458
Accounts payable	426	489
Paycheck Protection Program loan	—	950
Accrued compensation	502	717
Other accrued expenses	219	216
Deferred revenue, current portion	944	2,088
Operating leases	357	344
Total current liabilities	7,076	11,262
Deferred revenue (1)	194	28
Operating leases, long-term	1,363	1,630
Paycheck Protection Program loan, long-term	—	634

Shareholders' equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 20,374,406 and 13,235,038 issued and outstanding on December 31, 2021 and December 31, 2020, respectively	172,397	139,726
Accumulated other comprehensive loss	(1,024)	(992)
Accumulated deficit (1)	(132,248)	(130,006)
Total shareholders' equity	39,125	8,728
Total liabilities and shareholders' equity	$47,758	$22,282

(1)	In connection with the preparation of our financial statements, we identified an immaterial error related to the recognition of $77,000 in revenue in our Edge to Cloud segment in the third quarter of 2019 that had a rollforward effect on consolidated equity and deferred revenue in all quarterly and annual periods through the first quarter of fiscal year 2021. Reported amounts revise Edge to Cloud revenue, deferred revenue and accumulated deficit (and line items including such amounts) in prior period financial statements to correct this error.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenue:
Partner Solutions	$8,123	$9,097	$36,516	$42,257
Edge to Cloud (2)	955	1,974	3,851	4,887
Total revenue	9,078	11,071	40,367	47,144
Cost of revenue:
Partner Solutions	6,950	7,669	31,478	35,171
Edge to Cloud	826	1,197	3,474	4,247
Total cost of revenue	7,776	8,866	34,952	39,418
Gross profit	1,302	2,205	5,415	7,726
Operating expenses:
Selling, general and administrative	1,794	2,363	8,003	9,314
Research and development	363	44	1,304	266
Total operating expenses	2,157	2,407	9,307	9,580
Loss from operations	(855)	(202)	(3,892)	(1,854)
Other income (loss), net	75	(4)	1,650	(35)
Loss before income taxes	(780)	(206)	(2,242)	(1,889)
Income tax (expense) benefit	—	—	—	—
Net loss	$(780)	$(206)	$(2,242)	$(1,889)
Basic and diluted net loss per share	$(0.04)	$(0.02)	$(0.13)	$(0.14)
Shares used in per share calculations:
Basic and diluted	19,607	13,225	16,640	13,139

(2)	Reported amounts reflect the revision of prior period financial statements to correct the immaterial error described in footnote (1) to our condensed consolidated balance sheet, above.

1415 Western Avenue, Suite 700, Seattle, Washington 98101 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999